Exhibit 23.2

CONSENT LETTER

We are a qualified law firm and lawyers in the People’s Republic of China (“PRC”), and we have been engaged by United Hydrogen Global Inc. (the “Company”), to advise on certain legal matters related to the PRC laws and regulations.

We consent to the reference to our frrm in the Conpany’s registration statement on Form F-4 (together with any future amendments or supplements thereto, the “Registration Statement”), which is filed with the U.S. Securities and Exchange Commission on the date hereof. We also consent to the filing of this consent letter with the U.S. Securities and Exchange Commission as an exhibit to the Registration Statement.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, or under the U.S. Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.